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                  CIGNA CORPORATION STRATEGIC PERFORMANCE PLAN
                    (As Amended and Restated March 25, 1992)


                              STATEMENT OF PURPOSE

    The CIGNA Corporation Strategic Performance Plan has been adopted by the CIGNA Corporation Board of Directors to serve the following purposes:

    (a) To supplement and balance CIGNA's salary, incentive bonus and stock program awards in support of CIGNA Corporation's long-term strategic plans;

    (b)  To motivate and reward the maximization of CIGNA
Corporation's long-term financial results;

    (c) To encourage decisions and actions by senior level CIGNA executives that are consistent with the long-range interests of CIGNA Corporation's shareholders; and

    (d) To assist CIGNA in recruiting outstanding candidates for officer and key employee positions and in retaining those of proven ability and contribution.


ARTICLE I.  DEFINITIONS

    The following are defined terms wherever they appear in the Plan.

    1.1  Allocation:  The assignment of SPP Units to an Eligible
Employee for a Performance Period.

    1.2 Award: Compensation due a Participant, or Participant's estate, under the provisions of the Plan on account of an Allocation.

    1.3  Board:  The Board of Directors of CIGNA Corporation.

    1.4  CEO:  The Chief Executive Officer of CIGNA Corporation.

    1.5 Change of Control: The occurrence of one of the following:

         (a) a corporation, person or group acting in concert as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), holds or acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of a number of preferred or common shares of CIGNA



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Corporation having voting power which is either (i) more than 50%
of the voting power of the shares which voted in the election of directors of CIGNA Corporation at the shareholders' meeting immediately preceding such determination, or (ii) more than 25% of the voting power of CIGNA Corporation's outstanding common shares; or

         (b) as a result of a merger or consolidation to which CIGNA Corporation is a party, either CIGNA Corporation is not the surviving corporation or Directors of CIGNA Corporation immediately prior to the merger or consolidation constitute less than a majority of the Board of Directors of the surviving corporation; or

         (c) a change occurs in the composition of the Board at any time during any consecutive 24-month period such that the "Continuity Directors" cease for any reason to constitute a majority of the Board. For purposes of the preceding sentence "Continuity Directors" shall mean those members of the Board who either: (i) were directors at the beginning of such consecutive 24-month period; or (ii) were elected by, or on nomination or recommendation of, at least a majority (consisting of at least nine directors) of the Board.

    1.6  CIGNA:  CIGNA Corporation and/or its Subsidiaries.

    1.7 Committee: The People Resources Committee of the Board or a successor committee.

    1.8 Disability: Permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code.

    1.9 Eligible Employee: An Employee who meets the eligibility requirements of Section 2.1 of the Plan.

    1.10 Employee:  A salaried employee of CIGNA.

    1.11 Participant:   An Eligible Employee to whom an
Allocation has been made.

    1.12 Peer Group: A group of companies, selected by the Committee, whose average financial performance is compared to that of CIGNA to value SPP Units.

    1.13 Performance Period: A period of time specified by the Committee as a period with respect to which Allocations may be made and Awards may be paid.

    1.14 Plan: The CIGNA Corporation Strategic Performance Plan as it may be amended from time to time.


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    1.15 Retirement:  Termination of employment with CIGNA, after appropriate notice to CIGNA, (a) on or after age 65 or (b) under such terms and conditions as may be approved by the Committee or its designee.

    1.16 SPP Points: The number of points assigned to a particular year of a Performance Period pursuant to Section 3.2 of the Plan.

    1.17 SPP Unit: The smallest amount of incentive opportunity available for Allocation to a Participant for a specified
Performance Period, with a target value of $75.00 per unit.

    1.18 Stock Plan:  The CIGNA Corporation Executive Stock
Incentive Plan and/or the CIGNA Corporation Stock Plan and/or any successor plan to either of those plans.

    1.19 Subsidiary: Any corporation or unincorporated entity of which more than 50% of the voting power in the election of directors, or 50% of any ownership interest, is at the time directly or indirectly owned, held or controlled by CIGNA
Corporation.

    1.20 Termination for Cause: A termination of employment by CIGNA on account of the conviction of an employee of a felony involving fraud or dishonesty directed against CIGNA.

    1.21 Termination Upon a Change of Control: A termination of employment upon or within two years after a Change of Control (i) initiated by CIGNA or a successor other than a Termination for Cause or (ii) initiated by an Employee after determining in his reasonable judgment that there has been a reduction in his authority, duties, responsibilities or title, any reduction in his compensation, or any change caused by CIGNA in his office location of more than 35 miles from its location on the date of the Change of Control.


ARTICLE II.  PARTICIPATION

    2.1 Eligibility. The individuals who are eligible to participate in the Plan are those Employees of CIGNA who either:

         (a) Occupy officer and key Employee positions which have been designated by the Committee as eligible positions; or

         (b) Have been specifically authorized by the Committee to participate in the Plan.


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    2.2  Allocation

         (a) The CEO or his designee shall make recommendations to the Committee regarding (i) the positions and Employees to be selected as eligible to participate in the Plan and (ii) Allocations of SPP Units to Eligible Employees, provided that no person can make a recommendation regarding his own eligibility, participation or Allocation.

         (b) Before or during the Performance Period the Committee shall in its sole discretion make Allocations to those Eligible Employees selected for participation for a Performance
Period.

         (c) In accordance with guidelines approved by the Committee or actions subject to ratification by the Committee prior to any resulting Award payment, the CEO or his designee may adjust the Allocation of SPP Units for Participants whose responsibilities change significantly during a Performance
Period.

         (d) In accordance with guidelines approved by the Committee or actions subject to ratification by the Committee prior to any resulting Award payment, the CEO or his designee may make an Allocation of SPP Units to a person who becomes an Eligible Employee during a Performance Period.


ARTICLE III.  VALUATION OF SPP UNITS

    3.1 Financial Measures. The Committee shall determine, at the time Allocations are made for a particular Performance
Period, the financial measurements which shall be used to compare
CIGNA's financial results to the average financial results of a Peer Group. The composition of the Peer Group shall be determined by the Committee.

    3.2 SPP Points. Using an annual scoring formula or method approved by the Committee at the time Allocations are made and the financial results performance comparison of CIGNA to the Peer Group, a number of SPP Points will be assigned to each year of a Performance Period. Based upon the Committee's assessment of factors which affected financial results, the Committee may adjust the number of SPP Points for each or any year in the Performance Period up or down, but such adjustment shall not exceed 10 points. The SPP Points for each year of a Performance Period will be added to compute the number of SPP Points to be used in valuing SPP Units for the entire Performance Period.


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    3.3  Value of SPP Units.  The number of SPP Points computed for the Performance Period will determine, in accordance with a Performance Period payout formula approved by the Committee when Allocations are made, the preliminary dollar value of an SPP Unit for the Performance Period. The preliminary value may be adjusted up or down by the Committee based upon the Committee's evaluation of CIGNA's strategic accomplishments over the Performance Period. The maximum amount of the adjustment per SPP Unit shall not exceed $25.00. The final value of each SPP Unit may not exceed $200.00.


ARTICLE IV.  PAYMENT OF AWARDS

    4.1 Time of Payment. As soon as practicable after the close of a Performance Period, the SPP Units shall be valued and Award payments made to those Participants who are eligible to receive an Award.

    4.2 Amount of Awards. A Participant's Award with respect to a Performance Period shall equal the value of one SPP Unit, as determined in accordance with Article III, times the number of SPP Units in the Allocation made to the Participant.

    4.3  Eligibility for Awards.

         (a)  Except for payments described in paragraphs (b) and
(c) of this Section 4.3, and except in the event of a Termination Upon a Change of Control, a Participant shall be eligible to receive an Award for a Performance Period only if the Participant has been employed by CIGNA continuously from the date of Participant's Allocation through the date of payment of the Award.

         (b) For the purposes of this Section 4.3, a leave of absence of less than three months' duration with the approval of CIGNA is not considered to be a break in continuous employment. In the case of a leave of absence of three months or longer:

              (i) The Committee, based on the recommendation of the CEO, shall determine whether or not the leave of absence constitutes a break in continuous employment for purposes of payment of the Award; and


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             (ii)  If a Participant is on a leave of absence on
the date that the Award payment is to be made, the Committee may require that the Participant return to active employment with CIGNA at the end of the leave of absence as a condition of receiving an Award payment, and any determination as to eligibility and Award payment may be deferred for a reasonable period after such return.

         (c) If the employment of a Participant is terminated by reason of Retirement, death or Disability after receipt of an Allocation but before the related Award payment is made, the Committee or its designee shall determine whether an Award shall be paid to or on behalf of such Participant, and whether the Award, if paid, shall be paid in full or prorated based on factors determined in the sole discretion of the Committee, or its designee. Any Award payment shall be made to the Participant or the Participant's estate.

         (d) In the event of a Termination Upon a Change of Control of a Participant after the Participant receives an Allocation but before the related Award payment is made, an Award payment shall be made to the Participant within 30 days following the Termination Upon a Change of Control. The amount of the Award payment shall be an amount equal to $100.00 multiplied by the number of SPP Units in the most recent Allocation (including any upward adjustments in number of SPP Units made since the date of the Allocation) for a single Performance Period received by the Participant immediately prior to the Change of Control. In case of multiple Allocations made on the same date, the number of SPP Units in the Allocation for the latest-ending Performance Period shall be applicable for purposes of this sub-section 4.3(d).

    4.4. Form of Award Payment.

         (a) Awards shall be paid in cash, except that the Committee may require that all or a portion of the Award be paid in shares of CIGNA Common Stock as provided by the Stock Plan. This Plan is a Qualifying Incentive Plan under the provisions of the Stock Plan.

         (b) If the Committee requires payment of an Award to be made wholly or partially in shares of CIGNA Common Stock as provided in paragraph (a) above, the payment shall be made in whole shares, the number of which shall have an aggregate market value which most closely approximates, but does not exceed the dollar amount of the Award. For purposes of this paragraph (b), the value of a whole share of Common Stock shall be determined under the provisions of the Stock Plan.



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         (c)  A Participant's Award payment may be deferred in
accordance with the provisions of the Deferred Compensation Plan of CIGNA Corporation and Participating Subsidiaries or a similar or successor plan.


ARTICLE V.  ADMINISTRATION

    5.1  Committee Responsibilities and Authority

         (a) The Plan shall be administered by the Committee, subject to such requirements for review or approval by the Board as the Board may establish. The Board may act in place of and on behalf of the Committee. The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to the Plan and to interpret the Plan and rule on any questions respecting any of its provisions, terms and conditions.

         (b)  All decisions of the Committee are binding on CIGNA
Corporation and its Subsidiaries and the directors, officers and employees of each.

    5.2 Amendment and Termination. The Board, Committee, or authorized designee of the Committee, may amend, modify or terminate the Plan at any time, except that the Participant's rights with respect to outstanding Allocations may not be abridged by any amendment, modification or termination without their individual consent and the rights of Participants or other Eligible Employees under paragraph 4.3(d) of the Plan may not be abridged by any amendment, modification or termination, after a Change of Control, without their individual consent.


ARTICLE VI.  GENERAL PROVISIONS

    6.1  Participant's Rights Unsecured.  The right of any
Participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of CIGNA.

    6.2 Assignability. An Allocation shall not be transferable or assignable by a Participant, except by will or by the laws of descent and distribution. Any other attempted assignment or alienation of an Allocation shall be void and of no force or effect.


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    6.3  Future Participation Not Guaranteed.  Participation in
the Plan with respect to a Performance Period is not in and of itself to be construed as evidence of a right to participate in any subsequent Performance Period. For each successive Performance Period, participation of an Eligible Employee shall be evidenced only by the designation of the Eligible Employee by the Committee as the recipient of an Allocation.

    6.4  Termination of Employment.  CIGNA Corporation and each
Subsidiary retain the right to terminate the employment of any employee at any time for any reason or no reason, and an Allocation to an Eligible Employee is not, and shall not be construed in any manner to be, a waiver of such right.

    6.5 Successors. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of CIGNA Corporation, shall assume the liabilities of CIGNA Corporation under this Plan and perform any duties and responsibilities in the same manner and to the same extent that CIGNA Corporation would be required to perform if no such succession had taken place.

    6.6 Construction. The masculine gender, where appearing in this Plan, shall also include the feminine gender. The singular shall include the plural, where appropriate.


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